EXHIBIT 99.1

CONTACT:

Jeff Macdonald
Acorda Therapeutics
(914) 326-5232
jmacdonald@acorda.com

FOR IMMEDIATE RELEASE

Acorda Appoints Burkhard Blank, M.D., as Chief Medical Officer (CMO)

Named to Position After Serving as Interim CMO Since January 2016

ARDSLEY, N.Y. – July 1, 2016 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced that Burkhard Blank, M.D. has assumed the role of Chief Medical Officer (CMO) effective immediately. Dr. Blank was appointed as Acorda's interim CMO in January 2016, and previously served as CMO for several biopharmaceutical companies, including Boehringer Ingelheim.

"I am delighted that Burkhard has joined Acorda as our CMO," said Ron Cohen, M.D., President and CEO of Acorda Therapeutics. "Burkhard brings to Acorda an impressive record of successful drug development and approved NDAs. This will benefit Acorda's entire pipeline, including our late-stage development programs, CVT-301 and tozadenant for Parkinson's disease."

Dr. Blank's primary responsibilities include: setting strategy for and execution of development programs from clinical trials through regulatory filings; oversight of post-marketing studies for approved products; and management of the Company's medical affairs, clinical operations, regulatory affairs, drug safety and biostatistics departments.

"Acorda has a very exciting neurology pipeline with the potential to address significant needs in Parkinson's disease, post-stroke, migraine and multiple sclerosis. With three separate clinical-stage programs that may advance care for people with Parkinson's disease, we are positioned as a leader in PD therapeutic development," said Burkhard Blank, M.D., Chief Medical Officer of Acorda. "My top priorities are to focus on moving our late-stage programs CVT-301 and tozadenant for PD toward regulatory submissions and to advance once-daily dalfampridine into Phase 3 clinical trials in post-stroke walking difficulty."

Dr. Blank has more than 25 years of industry experience, holding senior leadership positions with responsibility for managing international clinical trial programs, as well as heading regulatory affairs, statistics, drug safety and related departments. As CMO of Boehringer Ingelheim, Dr. Blank oversaw the submission of five New Drug Applications (NDAs) and had direct responsibility for all aspects of presenting at two U.S. Food and Drug Administration (FDA) Advisory Committee Meetings; subsequently, all five NDAs received FDA approval.

Dr. Blank has also served as a strategic advisor to several biotechnology companies, leading the submission process for multiple Investigational New Drug Applications (INDs), successfully developing protocols for clinical trial programs, and overseeing communications with regulatory agencies. Dr. Blank received his medical degree from Universitaet Marburg, Germany.

Dr. Blank has collaborated with Acorda since 2014, first as consultant to the Company's commercial and business development departments, and then as interim CMO beginning in January 2016.

About Acorda Therapeutics
Founded in 1995, Acorda Therapeutics is a biotechnology company focused on developing therapies that restore function and improve the lives of people with neurological disorders.

Acorda has an industry leading pipeline of novel neurological therapies addressing a range of disorders, including Parkinson's disease, post-stroke walking difficulties, migraine, and multiple sclerosis. Acorda markets three FDA-approved therapies, including AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg.

For more information, please visit the Company's website at: www.acorda.com.

Forward-Looking Statement
This press release includes forward-looking statements. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including: the ability to complete the Biotie transaction on a timely basis; the ability to realize the benefits anticipated from the Biotie and Civitas transactions, among other reasons because acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; the ability to successfully integrate Biotie's operations and Civitas' operations, respectively, into our operations; we may need to raise additional funds to finance our expanded operations and may not be able to do so on acceptable terms; our ability to successfully market and sell Ampyra (dalfampridine) Extended Release Tablets, 10 mg in the U.S.; third party payers (including governmental agencies) may not reimburse for the use of Ampyra or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the risk of unfavorable results from future studies of Ampyra or from our other research and development programs, including CVT-301 or any other acquired or in-licensed programs; we may not be able to complete development of, obtain regulatory approval for, or successfully market CVT-301, any other products under development, or the products that we will acquire when we complete the Biotie transaction; the occurrence of adverse safety events with our products; delays in obtaining or failure to obtain and maintain regulatory approval of or to successfully market Fampyra outside of the U.S. and our dependence on our collaborator Biogen in connection therewith; competition; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

These and other risks are described in greater detail in our filings with the Securities and Exchange Commission. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements.

Forward-looking statements made in this press release are made only as of the date hereof, and we disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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